EXHIBIT 77C

                          Special Shareholders Meeting

On June 26, 2002, a Special Shareholders' meeting was held. Shareholders of Calamos Convertible Portfolio were asked to vote on two issues: election of seven members to the Board of Trustees and approval of changes to the fundamental investment restrictions regarding a) diversification, b) investing in real estate, commodities, or commodities contracts, c) investing in illiquid securities, and d) borrowing.


     1)   Election of Trustees

                                          For                      Withheld
          John P. Calamos              1,349,186                    44,659
          Nick P. Calamos              1,349,186                    44,659
          Richard J. Dowen             1,349,479                    44,366
          Joe F. Hanauer               1,349,479                    44,366
          John E. Neal                 1,349,479                    44,366
          Weston W. Marsh              1,349,367                    44,478
          William R. Rybak             1,349,479                    44,366


     2) Approval of changes to the fundamental investment restrictions regarding:

          (a)  Diversification

                             For                 Against               Abstain
                          1,287,843               20,615               85,387


          (b)  Investing in real estate, commodities or commodities contracts

                             For                 Against               Abstain
                          1,224,297               84,342               85,206


          (c)  Investing in illiquid securities

                             For                 Against               Abstain
                          1,152,152              121,794               119,899


          (d)  Borrowing

                             For                 Against               Abstain
                          1,119,466              161,728               112,651